Press Release issued by Registrant, dated
                                February 3, 1999


CONTACT:
Edward Wong, Financial Controller
011-852-2810-7205 or fc@chrb.com
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FOR IMMEDIATE RELEASE


                       CHINA RESOURCES DEVELOPMENT, INC.,
                          RECEIVES NOTICE FROM NASDAQ,
                        PROPOSES REVERSE STOCK SPLIT, AND
                     ANNOUNCES SHAREHOLDER AND BOARD CHANGES


HONG KONG - February 3, 1999 - CHINA RESOURCES DEVELOPMENT, INC. (NASDAQ:CHRB), a Nevada corporation with operations in the People's Republic of China ("PRC"), announced today that it has received notice from The Nasdaq Stock Market ("Nasdaq") that the closing bid price of its common stock, par value $0.001 per share, does not meet the minimum bid price requirement ($1.00) for continued listing on The Nasdaq SmallCap Market. The notice indicated that no delisting action would be initiated so long as the company demonstrates compliance with the minimum bid price requirement for ten consecutive trading days by March 10, 1999. The company may also request a hearing by the close of business on March 10, 1999, which request would stay any delisting action pending the outcome of such hearing.

The Board of Directors of CHRB, at a special meeting held on January 29, 1999, voted to recommend to the shareholders a proposal to effect a one-for-ten reverse stock split of the company's outstanding common stock, $0.001 per share. The intent of the proposed action is to enable CHRB to meet the minimum bid price requirement for continued listing on The Nasdaq SmallCap Market; however, the Board of Directors noted that there can be no assurances that the reverse stock split will result in a bid price for the common stock that meets the continued listing requirements. The closing bid price of the company's common stock as of January 29, 1999, was $0.5938.

The proposal for a reverse stock split will not affect the number of shares of common stock or preferred stock that CHRB is authorized to issue by its Articles of Incorporation, which are 200,000,000 shares and 10,000,000 shares, respectively. Also, the 3,200,000 outstanding shares of the company's Series B Preferred Stock, par value $0.001 per share, will not be affected by the proposed reverse stock split. The proposal will be submitted to the shareholders of CHRB at the annual meeting of the shareholders, which is expected to be held in late May, 1999. Due to the timing of the meeting and the deadline for compliance set by Nasdaq, the Board of Directors has determined that CHRB will request a hearing in order to present its proposed action to Nasdaq and to request that no delisting action be taken until after the shareholders' meeting.

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In addition, the company announced that it has been notified that Winsland
Capital Limited, a British Virgin Islands company ("WCL"), has purchased 334,800 shares of the CHRB's common stock from Everbright Growth Fund, a Cayman Islands company ("EGF"), and 3,200,000 shares of CHRB's Series B Preferred Stock, from Everbright Investment & Management Limited, a Hong Kong company that is an affiliate of EGF and, like EGF, a subsidiary of the China Everbright Group. The private transactions took place outside of the United States and were closed on January 25, 1999. As a result, WCL has become the company's single largest holder of voting capital stock.

Also, on January 25, 1999, the Chairman of CHRB's Board of Directors, Zhang Yibing, submitted his resignation from the office of Chairman and as a director. In his letter of resignation, Mr. Zhang stated, "As China Everbright Group ceased to be a shareholder of the Company and as a representative of China Everbright Group in the board membership of the Company, it is reasonable for me to tender this resignation." On January 26, 1999, the Board of Directors accepted Mr. Zhang's resignation, elected director Ching Lung Po to serve as Chairman, and formed a committee to search for a candidate to fill the vacancy created by Mr. Zhang's resignation and to propose such candidate to the Board for appointment. Also, because of Mr. Ching's status as Managing Director and sole owner of WCL and his new position as Chairman of CHRB, he is no longer qualified to serve as an "independent" director of CHRB, so the search committee was instructed by the Board to seek the services of a person who could serve in such capacity.

On February 1, 1999, the Board of Directors of CHRB met to consider the nomination of Ng Kin Sing to serve as a director to fill the vacancy created by the resignation of Mr. Zhang. Mr. Ng was unanimously elected to serve as a director in Class III until the next annual meeting of the shareholders and until his successor has been duly elected and qualified. Mr. Ng, who is an "independent" director, was also selected to serve as a member of the Board's Audit Committee. Mr. Ng, aged 37, is the managing director of Action Plan Limited, a securities investment company. From November 1995 until March 1998, Mr. Ng was sales and dealing director for NatWest Markets (Asia) Limited; and from May 1985 until October 1996, he was the dealing director of BZW Asia Limited, an international securities brokerage house. Mr. Ng holds a bachelor's degree in Business Administration from the Chinese University of Hong Kong.

China Resources Development, Inc., with offices in Hong Kong and the Hainan Province of the PRC, through a subsidiary, owns a 61% interest in Hainan Zhongwei Agricultural Resources Company Limited ("HARC"). HARC markets and distributes dry, natural rubber and liquid latex and procures production materials, supplies and other agricultural products.

Certain statements contained in this press release are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Such forward-looking statements include, without limitation, the statements regarding actions that may be taken by the shareholders of CHRB and by Nasdaq, and the bid price that the company hopes will result from such actions. Although the Board of Directors believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Board of Directors' expectations include, but are not limited to, shareholder opposition to the actions recommended by the Board, an unfavorable outcome to CHRB's hearing before Nasdaq, and an unfavorable response to the company's actions from the public trading market.

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